SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SHIKA DAM

(Exact name of registrant as specified in its charter)

Nevada

47-4118538

(State or Jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

275 Palm Beach Drive, Jolly Harbour, Antigua WI

 (949) 489-2400

(Address of principal executive offices)

(Telephone Number)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer o	Accelerated filer o

Non-accelerated filer o	Smaller reporting company ☒

(Do not check if a smaller reporting company)

Item 1. Business

When used in this Form 10, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof. Shika Dam expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. This discussion should be read together with the financial statements and other financial information included in this Form 10. Readers should carefully review the other  documents  the Company files  with  the  Securities  and Exchange Commission,  including  the Quarterly Reports on Form 10-Q, the Annual Report on Form 10-K and any Current Reports  on  Form 8-K filed by the Company.

Background

The Company was incorporated on May 28, 2015 under the laws of the state of Nevada, and has one wholly owned subsidiary, Shika Dam Limited, a UK corporation which owns a 12-metre racing sailboat Azzurra. Azzurra, initially known as Azzurra II, was Italy’s  entrant in the 1987 America’s Cup. The Company’s plans are to charter Azzurra in Antigua and Barbuda, where it is now located.

Prior to a holding company reorganization effected in June, 2015, the Company’s common stock was owned by Shika Dam Limited, an Oklahoma corporation, a subsidiary of  Shika Dam Transition Corporation, which in turn was wholly-owned by Mabcure Inc., an inactive  Nevada corporation trading under the symbol MBCI. Shika Dam Transition Corporation also owned 100% of Shika Dam Merger Corporation, and therefore Shika Dam Merger Corporation was a sister corporation to the Company. The following chart illustrates the structure as of May 27, 2015:

Mabcure was formerly in the business of seeking cancer cures, but ceased operations in late 2012 or early 2013. Mabcure’s charter was revoked by the State of Nevada for delinquent franchise tax payments. Pursuant to the petition of Mabcure stockholder Jackson Clearing Corporation, an affiliate of our officer and director Mr. Jehu Hand, petitioned the Nevada District Court (case number A-15-716907-B) to appoint him as custodian.  Mr. Jehu Hand became the board of directors of Mabcure and caused Mabcure to issue 594,152 shares to acquire Shika Dam Transition Corporation and 120,029 shares in payment of $11,223 in out of pocket costs incurred by Hand.  Together with the 66,106 shares of Mabcure outstanding prior to the custodianship, this resulted in a total of 781,087 shares outstanding as of June 30 (all share numbers give effect to a 1-for-1000 reverse stock split declared on May 28, 2015).

In June 2015, Mabcure and the other entities engaged in a holding company reorganization under Oklahoma law, as follows:

Mabcure merged with and into Shika Dam Transition Corporation, effecting a 1-for-1000 reverse stock split and resulting in 66,105 shares outstanding. (Note, however, since the reverse stock split requires the issuance of additional shares in lieu of fractional shares, with no shareholder to receive less than 100 shares, the total number of shares may increase slightly)

Shika Dam Transition Corporation merged with and into Shika Dam Merger Corporation, which was disposed of to a third party. As a result, Shika Dam Limited (OK)  became the public holding company owning the Company.

Shika Dam Limited (OK) then merged with and into the Company.  The Company continues to own Shika Dam Limited (UK), which is the operating subsidiary. The Company has 781,087 shares outstanding. This number of shares is subject to adjustment for the reverse stock split.

As a result of the reorganization, the corporate structure as of June 30, 2015 is as follows:

Our Business

Shika Dam, through its UK subsidiary, owns and operates Azzurra as a charter sailboat in the Caribbean island nation of Antigua and Barbuda. Antigua, home of the Antigua Sailing Week, is home to one of the prime sailing venues in the world. Tourism is one of the major economic sectors, with 249,316 tourist entries in 2014 (Source: Antigua Hotel and Tourist Association).   There are a number of sailing charter operators in Antigua, primarily delivering catamaran or small monohull excursions tailored to the typical Caribbean vacationer: these excursions involve a short snorkeling excursion to an uninhabited island or reef, lunch, music and alcoholic beverages, with no worry about wine glasses tipping over.  The customer is strictly a passenger. Azzurra provides a different experience for those who want more excitement. Alongside Azzurra’s experienced crew, our customers will hoist the sails, execute racing maneuvers, and enjoy an exhilarating ride. Azzurra’s guests will likely get drenched and hopefully return to their hotel completely exhausted. Thus, Azzurra hopes to provide an experience tailored to a smaller, niche traveler.

The Company also intends to acquire one or more small hydrofoil sailboats for training and rental to the tourist seeking extreme thrills. Our customer base is expected to be the younger and/or more adventurous segment of the tourism market. We will compete with a small number of other charter operators in Antigua and the West Indies, but expect to fill a niche in the sailing market. We are aware of a competitor in St. Martin (40 miles to the north) who also offers charters of former America’s Cup sailboats.

Our website is www.shikadam.com. We are not soliciting investors via our web site.  Our advertising and promotion will consist of print advertising in sailing magazines and in personal promotions through hotel concierges.

Tourism in Antigua is seasonal, and is primarily active in the months of November to May inclusive.

There can be no assurance that our efforts to implement our business plan will be successful or that we will obtain revenues or profitability.

Azzurra and Shika Dam

Sailing yacht Azzurra, originally known as Azzurra II, was a competitor in the 1987 America's Cup. Azzurra was conceived by the Italian team Azzurra, which was managed by Luca Cordero di Montezemolo and funded by Aga Khan IV and Gianni Agnelli. Azzura was formed in 1982. Ambrosini was involved with the construction of the yachts Azzurra (I-4). Skippered by Cino Ricci and with Mauro Pelaschier on the helm, the original Azzurra team won 24 of 49 races and developed a large and loyal following in Italy. After finishing fifth in the 1985 World Championships with Azzurra II (I-8) Azzura financed the construction of two more boats for the America's Cup, Azzurra III (I-10) and Azzura IV (I-11). The yacht club was the challenger of record for the challenge, and did a very impressive job organizing and administrating the two-hundred and twenty-three races of the Louis Vuitton Cup. Their own boat did not advance out of the round robins section of the 1987 Louis Vuitton Cup. None of the above mentioned persons has any affiliation with the Company or its activities. This information is provided only as historical background.

The Company’s name “Shika Dam” is taken from the eponymous pop song (Oy, Mama, Shika Dam) recorded in Russian in 1998 by Bulgarian Filip Kirkorov, who adapted the tune from Turkish pop star Tarkan’s Hepsi Senin Mi; the single is sometimes known by the title Şıkıdım.

Since retiring from competitive racing, Azzurra has been modified to include modest interior accommodations and a modern diesel engine. Rigging has been simplified to enable it to be operated with as few as three crew. The Company expended approximately $316,710 in acquisition and refit costs through June 30, 2015. All these costs have been capitalized.

Employees

We have only one full time employee. Tradesmen and crew are hired on a contract basis.

Item 1A. Risk Factors

Inapplicable to smaller reporting companies.

Item 2. Financial Information

Critical Accounting Policies and Estimates

Use of estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Recent Accounting Policies

See financial statements for a discussion of applicable recent accounting pronouncements.

Plan of Operations

We had a loss from operations for the period September 1, 2014 (inception) to June 30, 2015 of $17,283, primarily consisting of costs related to the reorganization. It is expected that for the year ended June 30, 2016, our general and administrative expenses, including insurance, will range from $40,000 to $50,000; we will spend up to $10,000 in marketing and promotion, primarily in design and printing of brochures, and will spend an additional $50,000 in repairs, maintenance, and acquisition of hydrofoil sailboats. Our level of sales and the corresponding cost for crew cannot be predicted at this time.

The officer and director has provided all funds to date for our operations and the refit of Azzurra. These funds were provided on a non-interest bearing basis and are due on demand. The officer and director has indicated that he is willing to continue to provide funds until at least the end of fiscal 2016.

There can be no assurance that our efforts to implement our business plan will be successful or that we will obtain revenues or profitability.

Information included in this report includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this report constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

 Our activities have mostly been devoted to seeking capital; seeking supply contracts and development of a business plan.  Our auditors have included an explanatory paragraph in their report on our financial statements, relating to the uncertainty of our business as a going concern, due to our lack of operating history or current revenues, its nature as a start up business, management's limited experience and limited funds.  We do not believe that conventional financing, such as bank loans, is available to us due to these factors.  We have no bank line of credit available to us.  Management believes that it will be able to raise the required funds for operations from one or more future offerings, in order to effect our business plan.

Our future operating results are subject to many facilities, including:

o     our success in obtaining charter customers;

o     our ability to provide exciting sailing adventures;

o     our ability to obtain additional financing; and

o     other risks which we identify in future filings with the SEC.

Any or all of our forward looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward looking statement can be guaranteed. In addition, we undertake no responsibility to update any forward-looking statement to reflect events or circumstances which occur after the date of this prospectus.

Contractual Obligations and Off-Balance Sheet Arrangements

We do not have any contractual obligations or off balance sheet arrangements.

Item 3. Properties

We do not own any real property. We are provided the use of shared office space with our executive officer and director.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Company common stock as of the date of this registration statement by (i) each person known by Shika Dam to be the beneficial owner of more than 5% of the outstanding shares of common stock, and (ii) each of Shika Dam' directors and executive officers.  Unless otherwise noted below, Shika Dam believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

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Name

Common Stock

Percentage

Jehu Hand(1)

714,981

78.9%

All officers and

directors as a group

(1 person)

714,981

78.9%

(1)

Address is c/o the Company.

Item 5. Directors and Executive Officers

The sole member of the Board of Directors of Shika Dam serves until the next annual meeting of stockholders, or until his successors have been elected.  The executive officer serves at the pleasure of the Board of Directors.  The following is the director and executive officer of Shika Dam.

Jehu Hand, age 59, has been engaged in corporate and securities law practice doing business as Hand & Hand or under professional corporations named Hand & Hand since 1994.  He is licensed with the California State Bar.  From January 1992 to December 1992 he was the Vice President-Corporate Counsel and Secretary of Biolase Technology, Inc., which designs, manufactures and markets dental lasers and endodontics equipment.  He was a director of Biolase from February 1992 to February 1993.  From January to October, 1992 Mr. Hand was Of Counsel to the Law Firm of Lewis, D'Amato, Brisbois & Bisgaard.  From January 1991 to January 1992 he was a shareholder of McKittrick, Jackson, DeMarco & Peckenpaugh, a law corporation.   From January to December 1990 he was a partner of Day, Campbell & Hand, and was an associate of its predecessor law firm from July 1986 to December 1989.  From 1984 to June 1986 Mr. Hand was an associate attorney with Schwartz, Kelm, Warren & Rubenstein in Columbus, Ohio.  Jehu Hand received a J.D. from New York University School of Law and a B.A. from Brigham Young University. In 2014, Mr. Hand graduated from the Eugene Dupuch School of Law in Nassau, Bahamas, and received a Legal Education Certificate. He intends to apply to be called the bar in the British Commonwealth Caribbean.  From 1992 to 2010, he was a registered principal (Series 7, 24 and 63) of Jackson, Kohle & Co., a broker-dealer and member of the Financial Industry Regulatory Authority.    He devotes 10 hours per week to the Company’s business off season and about 80% during the season (November to May).

Item 6. Executive Compensation

Mr. Hand is not receiving any regular compensation, cash or otherwise, for his services until such times as revenues are forthcoming. He is the sole director.  There is no option or non-cash compensation plan at this time.  No amounts are paid or payable to directors for acting as such. In the year ended June 30, 2015, Shika Dam had one board of directors meeting. No Board committees have been established. Due to the small size of Shika Dam’s operations, the entire Board of Directors functions as the audit committee; Mr. Hand is a “financial expert” as defined in Regulation S-K 407. We have no independent director.

The following table sets forth the compensation of the Company's sole executive officer for the year ended June 30, 2015.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	NonEquity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Jehu Hand CEO and CFO	2015	7,000	0	0	0	0	0	0	7,000

Item 7. Certain Relationships and Related Transactions, and Director Independence

The officer and director contributed $310,908 through May 28, 2015 in cash to the Company for acquisition and refit of Azzurra, in exchange for 594,152 shares of common stock. The officer and director also advanced $11,118 for costs related to the reorganization through June 30, 2015 for 120,030 shares of common stock and an additional $5,917 from May 29, 2015 to June 30, 2015 as  a contribution to capital.

The Company does not have any independent directors. Since the Company’s Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an "independent director" is a "person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director."

We do not currently have a separately designated audit, nominating or compensation committee and cannot forecast when we will have such committees.

Item 8. Legal Proceedings.

Shika Dam is not a party to any pending legal proceeding. On May 21, 2015, Jehu Hand was appointed as custodian of Mabcure Inc. in Nevada District Court case number A-15-716907-B. In the application for custodianship, Mr. Hand informed the court regarding the Company’s business plan and its intent to file a Form 10. As custodian, Mr. Hand is required to report periodically to the Nevada District Court regarding the affairs of Shika Dam. Upon effectiveness of this Form 10, Mr. Hand intends to request that the custodianship and the oversight of the Nevada District Court be terminated.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity

Shika Dam’s common stock has been assigned the symbol MBCI. A name change and 1-for-1000 reverse stock split are pending with FINRA. However, the Company's internal records, and this report,  reflect the reverse split on May 28, 2015. Trading is sporadic and irregular and there is no regular trading market. As of June 30, 2105, there were approximately 20 record holders of common stock. The following table provides historical trading information as adjusted for the reverse stock split. Prices do not reflect retail mark-downs and commissions and may not reflect actual transactions.

Calendar Quarter Ended	High Sales Price	Low Sales Price

June 30, 2015	$5.00	$2.00
February 28, 2015	3.90	1.80
November 30, 2014	7.00	1.70
August 31, 2014	10.00	4.40

June 30, 2014	7.00	3.60
February 28, 2014	8.00	3.10
November 30, 2013	10.00	4.00
August 31, 2013	10.00	5.00

Item 10. Recent Sales of Unregistered Securities.

The Company issued 1 share to its founder, Jehu Hand, upon founding of Shika Dam Limited (UK) on September 1, 2014 for incorporation costs of $115; 594,951 shares in May 2015 in exchange for an asset for which Mr. Hand’s cost basis was $309,178 in cash; and 120,029 shares for costs advanced of $11,118 in May 2015. These transactions by were exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering, and was also exempt under Section 4(6) as an offering solely to accredited investors not involving any public solicitation or public offering. Mr. Hand  is considered to be an accredited persons based on their status as director and executive officer of Shika Dam. On May 26, 2015, the Company issued 66,106 shares to the former shareholders of Mabcure Inc. in a transaction exempt from registration because it did not involve any offer or sale, pursuant to Securities Act Rule 145.

Item 11. Description of  Registrant’s Securities to be Registered.

Common Stock

Shika Dam's Articles of Incorporation authorize the issuance of 490,000,000 number of shares of common stock, $.0001 par value per share, of which 781,087 shares were outstanding as of June 30, 2015.    Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of Shika Dam, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Preferred Stock.  Holders of common stock have no preemptive rights to purchase Shika Dam's common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders entitled to cast in the aggregate not less than 20% of the votes at the meeting.  Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred Stock

Shika Dam's Articles of Incorporation authorizes the issuance of 10 million shares of preferred stock, $.0001 par value, of which no shares of Preferred Stock are outstanding.

Shika Dam's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  Shika Dam considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Shika Dam's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Shika Dam's common stock or any other series of preferred stock which Shika Dam may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Shika Dam.

Shika Dam intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

The transfer agent for the common stock is Nevada Agency and Trust Company, Carson City, Nevada.

Item 12. Indemnification of Officers and Directors

Shika Dam has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada Business Corporation Act.  Under Shika Dam's articles of incorporation, and as permitted under the Nevada Business Corporation Act, directors are not liable to Shika Dam or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Shika Dam or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Shika Dam or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Shika Dam where indemnification will be required or permitted.  Shika Dam is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Shika Dam pursuant to the foregoing provisions, or otherwise, Shika Dam has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by Shika Dam of expenses incurred or paid by a director, officer or controlling person of Shika Dam in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Shika Dam will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

The required financial statements are appended to this Registration Statement.

Item 14. Changes in and Disagreements with Accountants.

Not Applicable.

 Item 15. Financial Statements and Exhibits

(a)

Financial Statements:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of June 30, 2015

Consolidated Statements of Operations for the period September 1, 2014 (inception) to June 30, 2015

Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the period September 1, 2014 (inception) to June 30, 2015

Consolidated Statements of Cash Flows for the for the period for the period September 1, 2014 (inception) to June 30, 2015

Notes to Consolidated Financial Statements

(b)

Exhibits

3.

Certificate of Incorporation and Bylaws

3.1.

Articles of Incorporation(filed herewith)

a.2

Bylaws (filed herewith)

21.

Subsidiaries. The Company has one subsidiary, Shika Dam Limited, a UK corporation. No trade names are employed.

All other Exhibits called for by Rule 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 30, 2015.

SHIKA DAM

By:

/s/ Jehu Hand

Jehu Hand (principal executive officer)

         and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Shika Dam

We have audited the accompanying consolidated balance sheet of Shika Dam  (the “Company”) as of June 30, 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period September 1, 2014 (Inception) to June 30, 2015.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shika Dam as of June 30, 2015  and the results of its consolidated operations and its cash flows for the period September 1, 2014 (Inception) to June 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Shika Dam will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a net loss since inception and has a working capital deficiency as of June 30, 2015.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2 to the financial statements.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weinberg and Company

September 30, 2015

SHIKA DAM AND SUBSIDIARY

Consolidated Balance Sheet

June 30,
2015

ASSETS

Current Assets
Cash and cash equivalents	$--
Total Current Assets	--
Property and equipment, sailing vessel	316,710

Total Assets	$316,710

LIABILTITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$7,665
Total Current Liabilities	7,665

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value;
10,000,000 shares authorized,
no shares issued and outstanding	--

Common stock, $.0001 par value,
490,000,000 shares authorized;
781,087 shares outstanding	78
Additional paid in capital	326,250
Accumulated Deficit	(17,283)
Total Stockholders' Equity	309,045
Total Liabilities and Stockholders' Equity	$316,710

See accompanying Notes to Consolidated Financial Statements.

SHIKA DAM AND SUBSIDIARY

Consolidated Statements of Operations

For the Period
Sept. 1, 2014
(Inception) to
June 30, 2015

REVENUE	$--

EXPENSES
General and Administrative	17,283

NET LOSS	$(17,283)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$0.00

Basic and diluted weighted average shares outstanding	617,067

See accompanying notes to Consolidated Financial Statements

SHIKA DAM AND SUBSIDIARY

Consolidated Statement of Changes in Stockholders' Equity

For the Period September 1, 2014 (Inception) to June 30, 2015

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total

Balances, September 1, 2014	--	$--	$--	$--	$--

Issuance of Shares for sailing vessel	594,951	59	309,119	--	309,178
Issuance of Shares for reimbursement				--
of costs	120,030	13	11,220	--	11,233
Issuance of Shares in reverse merger	66,106	6	(6)	--	--
Contribution to capital	--	--	5,917	--	5,917
Net loss	--	--	--	(17,283)	(17,283)
Balances, June 30, 2015	781,087	$78	$326,250	$(17,283)	$309,045

See accompanying Notes to Consolidated Financial Statements.

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SHIKA DAM AND SUBSIDIARY

Consolidated Statement of Cash Flows

For the Period
Sept. 1, 2014
(Inception) to
June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(17,283)

Adjustments to reconcile net loss to
net cash used in operating activities:
Shares of common stock issued for reimbursement of costs	11,233
Increase in accounts payable	7,665

Net cash provided (used) by operating activities	1,615

CASH FLOWS FROM INVESTING ACTIVITIES

Additional costs of sailing vessel	(7,532)

Net cash provided (used) by investing activities	(7,532)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution to Capital by Related Party	5,917

Net cash provided (used) by financing activities	5,917

Net increase (decrease) in cash	--
Cash, at beginning of period	--
Cash, at end of period	$--

Supplemental disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$--
Income taxes	$--

Noncash investing and financing activities:
Issuance of common stock for acquisition of
sailing vessel from a related party	309,178

See accompanying Notes to Consolidated Financial Statements

SHIKA DAM AND SUBSIDIARIES

NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD INCEPTION (SEPTEMBER 1, 2014) TO JUNE 30, 2015

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company

Shika  Dam, a Nevada corporation incorporated on May 28, 2015, operates through its wholly owned subsidiary Shika Dam Limited, a UK corporation incorporated on September 1, 2014. Shika Dam Limited (UK)  owns a 12-metre sailing vessel. The Company intends to charter the sailing vessel.

In June 2015, the Company participated in a holding company reorganization under Oklahoma law.  As a result of the holding company reorganization, Mabcure Inc., a Nevada public company with the trading symbol MBCI, of which the Company was a second tier subsidiary, changed its name to Shika Dam Merger Corporation, became a wholly-owned Oklahoma subsidiary of the Company and was immediately disposed of to a non-affiliated third party, and the former Mabcure Inc. shareholders became minority shareholders of the Company.  As of June 30, 2015, and giving effect to the holding company reorganization, there were approximately 781,087 shares of Common Stock outstanding. As is the case in all holding company reorganizations, the assets and liabilities of the former Nevada operating company, Mabcure Inc. were vested in and remain with Shika Dam Merger Corporation, in which the Company retained no interest. On June 30, 2015, the Company merged with and into its Nevada subsidiary, Shika Dam.  As a result, as of June 30, 2015 the Company became a Nevada corporation with a wholly-owned UK subsidiary named Shika Dam Limited. The Nevada corporation also has authorized 490,000,000 shares of common stock and 10,000,000 shares of  common stock, all par value $.0001 per share. The Company accounted for the transaction as a reverse merger with Shika Dam deemed the accounting acquirer, and the Company as the legal acquirer.  As such, the Company reflected the equity transactions as if the transaction had occurred at the earliest period presented

Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes sales in accordance with the United States Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”. The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. Revenue is not recognized until title and risk of loss is transferred to the customer, which generally occurs upon delivery of goods, and objective evidence exists that customer acceptance provisions have been met.

Income tax

We are subject to income taxes in the United States and in Antigua and Barbuda.  Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. In accordance with FASB ASC Topic 740, “Income Taxes,” we provide for the recognition of deferred tax assets if realization of such assets is more likely than not.

Estimates

The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods.  Actual results may differ from those estimates and such differences may be material to the financial statements.  The more significant estimates and assumptions by management include among others, the fair value of shares of common stock issued for services. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

Fair Value Measurements

Fair value measurements are determined using authoritative guidance issued by the FASB, with the exception of the application of the guidance to non-recurring, non-financial assets and liabilities as permitted. Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy was established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

Level 3—Unobservable inputs based on the Company's assumptions.

The Company is required to use observable market data if available without undue cost and effort.

The Company’s financial instruments include accounts payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

Loss Per Share

Basic loss per share has been computed using the weighted average number of common shares outstanding and issuable during the period. Diluted loss per share is computed based on the weighted average number of common shares and all common equivalent shares outstanding during the period in which they are dilutive.  For the period September 1, 2014 (Inception) to June 30, 2015 the weighted average common shares outstanding was 627,067.  There were no potentially dilutive shares as of any period presented.

Stock-Based Compensation

The Company periodically issues stock instruments, including shares of its common stock, stock options, and warrants to purchase shares of its common stock to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option awards issued and vesting to employees in accordance with authorization guidance of the FASB whereas the value of stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Options to purchase shares of the Company’s common stock vest and expire according to the terms established at the grant date.

The Company accounts for stock options and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

Advertising costs

Advertising costs of $0 were incurred from September 1,  2014 (inception) to June 30, 2015.

Property and Equipment

Property and Equipment is stated at cost.  The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over their estimated economic lives. As of June 30, 2015, the sole asset of the Company consisted of a sailing vessel that was acquired from a stockholder at his historical cost. As the vessel was not yet placed in service as of June 30, 2015, no depreciation was recorded for the period ended June 30, 2015.

Recent Accounting Pronouncements

On May 28, 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers.  ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted.  Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).   ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's results of operations or financial condition.

On August 27, 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or is not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company is still in development stage and has not yet been successful in establishing profitable operations. The Company incurred a net loss of $17,283 for the period September 1, 2014 (inception) to June 30, 2015 and has a working capital deficiency of $7,665 as of that date.  The Company has not generated any revenues to date.  These factors create substantial doubt about the Company's ability to continue as a going concern.  As a result, the Company’s independent registered public accounting firm has raised substantial doubt about the Company’s ability to continue as a going concern.  The  financial statements do not include any adjustments that might be necessary if  the  Company  is  unable  to  continue  as  a  going  concern.

The Company's management plans to continue as a going concern revolves around its ability to achieve, as well as raise necessary capital to pay ongoing general and administrative expenses of the Company.  The ability of the Company to continue as a going concern is dependent on securing additional sources of capital and the success of the Company's plan.  There is no assurance that the Company will be successful in raising the additional capital or in achieving profitable operations.

NOTE 3 - STOCKHOLDERS' EQUITY

The Company has authorized 490,000,000 shares of common stock,$.0001 par value, of which 781,087 shares are outstanding as of June 30, 2015, respectively, and 10,000,000 shares of preferred stock, $.0001 par value. The preferred stock may be issued with such rights, preferences and designation and to be issued in such series as determined by the Board of Directors. No shares of preferred stock are issued and outstanding at June 30, 2015.

The Company issued 1 share to its founder, Jehu Hand, upon founding of Shika Dam Limited (UK) on September 1, 2014 for incorporation costs of $115; and 120,029 shares for costs advanced of $11,118 in May 2015.

The Company issued 594,951 shares of common stock in May 2015 in exchange for a shipping vessel for which Mr. Hand’s cost basis was $302,178.

The Company issued 66,106 shares of common stock to the former shareholders of Mabcure upon the reverse merger and reorganization of the holding companies

NOTE 4  - COMMITMENTS AND CONTINGENCIES

Shika Dam, incorporated on May 28, 2015, is the result of a holding company reorganization undertaken under Oklahoma law by Mabcure Corp., formerly a Nevada corporation. Pursuant to the holding company reorganization, Mabcure became a wholly-owned subsidiary of Shika Dam, which remained as the publicly traded holding company, and all the assets and liabilities, if any, or Mabcure were retained by it. Since Shika Dam no longer owns or controls Mabcure and has no knowledge of its assets, liabilites or results of operations, no financial information of Mabcure has been included in this Prospectus. Shika Dam is unaware of any legal theory under which it could be held liable for any Mabcure liabilities, and no claims for such liabilities have been asserted. Nevertheless, in the event such claims were asserted by unknown parties, Shika Dam could be at risk for defense costs and those unknown liabilities. The dollar amount of such potential liability cannot be estimated and could exceed the net worth of Shika Dam, in which case Shika Dam would likely seek protection under the Federal Bankruptcy Code and investors would likely lose their investment.

NOTE 5  - RELATED PARTY TRANSACTIONS

The Company’s office facility has been provided without charge by Mr. Jehu Hand, the Company’s officer and director.  Such cost was not material to the financial statements and accordingly, have not been reflected therein. Mr. Hand did not receive any compensation from the Company for the period ended June 30, 2015.

The Company issued 594,951 shares in May 2015 to Mr. Hand in exchange for a sailing vessel for which Mr. Hand’s cost basis was $309,178. The Company also paid Mr. Hand $7,000 for direct labor that has been capitalized as part of the cost of the sailing vessel.

Mr Hand has provided all funds to date for our operations and the refit of Azzurra. These funds were provided on a non-interest bearing basis and are due on demand.

NOTE 6 – INCOME TAXES

The Company did not provide for any Federal or state income tax expense during the period ended June 30, 2015 as a result of the availability of net operating loss carryforwards.  As of June 30, 2015, the Company had provided a 100% valuation allowance with respect to such Federal and state net operating loss carryforwards, as it cannot determine that it is more likely than not that it will be able to realize such deferred tax assets.  This valuation allowance represents the difference in the Company’s effective income tax of 0% and the Federal statutory income tax rate of 34% for the period ended June 30, 2015.

As of June 30, 2015, for Federal and state income tax purposes, the Company had approximately $17,000 in net operating loss carryforwards expiring through 2030.   Internal Revenue Code Section 382 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of a defined "ownership change".  The Company has determined that there may be significant limitations on its ability to utilize its net operating loss carryforwards in future periods for Federal income tax purposes due to such ownership changes.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  As of June 30, 2015, the Company does not have a liability for unrecognized tax benefits.

NOTE 7 – SUBSEQUENT EVENT

On August 31, 2015, the Company issued 125,000 shares of common stock valued at $12,500 to two individuals for services rendered. The fair value of the shares was recorded as general and administrative expenses during the period ended August 31, 2015.